Exhibit 16
Margolis & Company p.c.
Certified Public Accountants and Business Consultants
September 1, 2009
Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Breeze-Eastern Corporation’s Form 8-K dated September 1, 2009, and have the following comments:
1.	We agree with the statements made in the first, third, fourth and seventh paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second, fifth and sixth paragraphs.
Very truly yours,

     Margolis & Company P.C.

401 E. City Avenue Suite 600	Bala Cynwyd, PA 19004	41 University Drive	Suite 400 Newtown, PA 18940
Tel: (01) 610-667-6250	Fax: (01) 610-668-8220	Tel: (01) 215-968-5081	Fax: (01) 267-757-8742
Independent Member B K R International
www.marg.com